UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2006

Hooper Holmes, Inc.

(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (908) 766-5000

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 25, 2006, Hooper Holmes, Inc. (the “Company”) entered into an amendment to the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of October 31, 1999 (such agreement, as previously amended, being referred to as the “Credit Agreement”), among the Company, as borrower, and Wachovia Bank, National Association (“Wachovia”), Bank of America, N.A. (“BOA”) and Brown Brothers Harriman & Co. (“Brown Brothers”), as lenders. The Credit Agreement, as amended, memorializes the terms of a revolving credit facility.

This latest amendment reflects, among other things, a restructuring of the revolving credit facility, an extension of its expiration date and the modification of certain of the financial covenants set forth in the Credit Agreement. Specifically, the amendment:

•	reduces the maximum available revolving credit amount from $35 million to $15 million;

•	extends the expiration date of the revolving credit facility from October 31, 2006 to January 2, 2007;

•	alters the applicable margin on prime rate loans and on LIBOR loans, which had depended on the ratio of the Company’s consolidated debt to EBITDA ratio, to plus 25 basis points and plus 150 basis points, respectively, and provides for a applicable margin on the commitment fee on the unused portion of the revolving credit facility of plus 25 basis points;

•	specifies that the proceeds of any loans under the revolving credit facility are to be used only for purposes of (i) financing the Company’s accounts receivable, and (ii) the Company’s other short-term working capital needs and other corporate purposes;

•	obligates the Company not to permit its pre-tax income to be less than $0.6 million in each of April and May 2006, $0.8 million in each of June and July 2006, and $0.9 million in the months thereafter;

•	obligates the Company not to permit its consolidated fixed charge coverage ratio (as defined in the Credit Agreement) to be less than 0.65 to 1.00 for the quarter ended March 31, 2006, 1.20 to 1.00 for the quarter ending June 30, 2006, and 1.50 to 1.00 for each quarter thereafter, in each case measured on an actual year-to-date basis;

•	obligated the Company not to permit its consolidated funded debt to EBITDA ratio (as defined in the Credit Agreement) to exceed at any time 2.50 to 1.00, measured on a quarterly basis and year-to-date cumulatively in 2006;

•	in general, prohibits the Company from conveying, leasing, selling, transferring or assigning any assets owned at the time of the amendment or subsequently acquired;

•	prohibits the Company’s declaring or making any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of the Company’s stock;

•	prohibits the Company’s purchasing, redeeming or otherwise acquiring for value any shares of any class of the Company’s stock, or any warrants, rights or options to acquire any such shares;

•	in general, prohibits the Company from making any loans or advances to any subsidiary or affiliate of the Company, or any other person, in excess of $500,000; and

•	obligates the Company to provide consolidated financial statements to Wachovia, as administrative agent, on a quarterly and monthly basis, together with a compliance certificate with respect to the financial and other covenants in the Credit Agreement, as amended.

As conditions precedent to the effectiveness of the amendment, the Company (i) executed a security agreement granting the lenders (which, in accordance with the amendment, consist solely of Wachovia and BOA) a security interest and lien upon all property and assets of the Company and its domestic subsidiaries, and (ii) reimbursed the lenders for their expenses incurred in connection with this amendment and paid them a fee of $100,000.

In conjunction with the negotiation and execution of the amendment to the Credit Agreement, the Company obtained a waiver from the lenders with respect to its non-compliance with the obligation to deliver its audited financial statements for the fiscal year ended December 31, 2005 on or before 100 days after the fiscal year end, and its non-compliance with certain financial covenants set forth in the Credit Agreement.

A copy of each of the amendment to the Credit Agreement, the security agreement, the waiver letter and the Company’s press release, dated April 25, 2007, pertaining to these matters has been filed as an exhibit to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
10.1	Amendment to Amended and Restated Credit Agreement (Third)

10.2	Security Agreement

10.3	Waiver Letter

99.1	Press release, dated April 25, 2006, regarding the amendment to the Credit Agreement and related waiver

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date: May 2, 2006	By:	/s/ Robert W. Jewett
Robert W. Jewett
Senior Vice-President,
Secretary and General Counsel

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